Exhibit 10.102
RETAIL VENTURES, INC.
RESTRICTED STOCK AWARD AGREEMENT
Summary of Terms
Awardee Name: JAMES MCGRADY
Grant Date: February 22, 2010
Award Type: Restricted Stock
Number of Shares: 50,000
Vesting Schedule:	100% Vesting on February 22, 2011 unless sooner pursuant to terms of the Restricted Stock Award Agreement

RETAIL VENTURES, INC.
RESTRICTED STOCK AWARD AGREEMENT
This Agreement is entered into in Franklin County, Ohio. On February 22, 2010 (the “Grant Date”), Retail Ventures, Inc., an Ohio corporation (the “Company”), has awarded to James McGrady (“Awardee”) 50,000 Shares of Restricted Stock (the “Restricted Stock” or “Award”), representing an unfunded unsecured promise of the Company to deliver common shares, without par value, of the Company (the “Shares”) to Awardee as set forth herein. The Restricted Stock has been granted pursuant to the Retail Ventures, Inc. Second Amended and Restated 2000 Stock Incentive Plan (the “Plan”), and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and shall be subject to the provisions of this Restricted Stock Award Agreement (this “Agreement”). Capitalized terms used in this Agreement which are not specifically defined shall have the meanings ascribed to such terms in the Plan.
1.	Vesting. The Restricted Stock shall vest on the earlier of (a) February 22, 2011, or (b) a Change in Control prior to February 22, 2011 (the “Vesting Date”), subject to the provisions of this Agreement, including those relating to the Awardee’s continued employment with the Company or any Related Entity..

2.	Transferability. The Restricted Stock may not be sold, transferred, pledged, or otherwise disposed of prior to the Vesting Date.

3.	Termination of Employment.
(a)	General. Except as set forth below, if a Termination of Service occurs prior to the Vesting Date, such Restricted Stock shall be forfeited by Awardee.

(b)	Death and Disability. If an Employment Termination occurs prior to the Vesting Date by reason of Awardee’s Death or Disability, then any unvested Restricted Stock shall immediately vest in full and shall not be forfeited.

(c)	Involuntary Termination Without Cause. If an Employment Termination occurs prior to the Vesting Date by reason of Awardee’s Involuntary Termination Without Cause, pursuant to Sections 5.3.1 or 5.3.2 of Awardee’s Employment Agreement, then any unvested Restricted Stock shall immediately vest in full and shall not be forfeited.
4.	Payment. Awardee shall be entitled to receive from the Company (without any payment on behalf of Awardee other than as described in Paragraph 8) the Shares represented by such Restricted Stock; provided, however, that in the event that such Restricted Stock vests prior to the applicable Vesting Date as a result of a Change of Control or the Death, Disability, Retirement or Termination Without Cause of Awardee, Awardee shall be entitled to receive the Shares represented by the Restricted Stock on the date of such Change of Control, Death, Disability, Retirement or Termination Without Cause.

5.	Dividend Equivalents. Awardee shall receive cash dividends, if any, from the Company on the Restricted Stock which shall be paid at the same time as other holders of Shares receive payment of such cash dividends. Any dividends payable in Shares shall be subject to the same restrictions as the Restricted Stock to which such dividends relate and shall be settled as described in this Agreement.

6.	Right of Set-Off. By accepting this Restricted Stock, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee by the Company or a Related Entity from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Company or a Related Company by Awardee under this Agreement.

7.	Shareholder Rights. Awardee shall have all rights of a shareholder with respect to the Restricted Stock, including, without limitation, Awardee shall have the right to vote the Shares represented by the Restricted Stock.

8.	Withholding Tax.
(a)	Generally. Awardee is liable and responsible for all taxes owed in connection with the Restricted Stock regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Restricted Stock. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant or vesting of the Restricted Stock or the subsequent sale of Shares issuable pursuant to the Restricted Stock. The Company does not commit and is under no obligation to structure the Restricted Stock to reduce or eliminate Awardee’s tax liability.

(b)	Payment of Withholding Taxes. Prior to any event in connection with the Restricted Stock (e.g., vesting or settlement) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Awardee is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Unless Awardee elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Company, Awardee’s acceptance of this Agreement constitutes Awardee’s instruction and authorization to the Company to withhold on Awardee’s behalf the number of Shares from those issuable to Awardee at the time when the Restricted Stock becomes vested and payable as the Company determines to be sufficient to satisfy the Tax Withholding Obligation. In the case of any amounts withheld for taxes pursuant to this provision in the form of Shares, the amount withheld shall not exceed the minimum required by applicable law and regulations.
9.	Governing Law/Venue for Dispute Resolution. This Agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Restricted Stock and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement shall be brought exclusively in state or federal courts located in Franklin County, Ohio and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

10.	Action by the Committee. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Committee may delegate its functions under this Agreement to an officer of the Company designated by the Committee (hereinafter the “Designee”). In fulfilling its responsibilities hereunder, the Committee or its Designee may rely upon documents, written statements of the parties or such other material as the Committee or its Designee deems appropriate. The parties agree that all determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, and shall be given the maximum deference permitted by law. Pursuant to Section 13.4 of the Plan, the Committee has specifically determined that the limitations contained in Sections 2.29, 7.2 and 7.5 relating to the Period of Restriction and/or transfer of Shares underlying the Restricted Stock shall not apply.

11.	Prompt Acceptance of Agreement. The Restricted Stock evidenced by this Agreement shall, at the discretion of the Committee, be forfeited if this Agreement is not manually executed and returned to the Company, or as applicable electronically executed by Awardee by indicating Awardee’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.

12.	Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock under and participation in the Plan or future Restricted Stock that may be awarded under the Plan by electronic means or to request Awardee’s consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of restricted stock grants and the execution of restricted stock agreements through electronic signature.

13.	Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Awardee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:
Retail Ventures, Inc.
4150 E. Fifth Avenue
Columbus, Ohio 43219
Attention: General Counsel
Facsimile: (614) 238-4156

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Awardee.

14.	Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Compensation Committee or the Board of Directors or that was approved in writing by an officer of the Company pursuant to delegated authority of the Compensation Committee provides for greater benefits to Awardee with respect to vesting of the Restricted Stock on a Termination of Service, than provided in this Agreement or in the Plan, then the terms of such Employment Arrangement with respect to vesting of the Restricted Stock on a Termination of Service by reason of such specified events shall supersede the terms hereof to the extent permitted by the terms of the Plan.

RETAIL VENTURES, INC.
By:	/s/ Julia A. Davis
Its: General Counsel

ACCEPTANCE OF AGREEMENT
Awardee hereby: (a) acknowledges that he or she has received a copy of the Plan, a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders, and a copy of the plan description (Prospectus) dated January 1, 2008 pertaining to the Plan; (b) accepts this Agreement and the Restricted Stock awarded to him or her under this Agreement subject to all provisions of the Plan and this Agreement; (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement; (d) represents and warrants to the Company that he or she is purchasing the Restricted Stock for his or her own account, for investment, and not with a view to or any present intention of selling or distributing the Restricted Stock either now or at any specific or determinable future time or period or upon the occurrence or nonoccurrence of any predetermined or reasonably foreseeable event; and (e) agrees that no transfer of the Shares delivered in respect of the Restricted Stock shall be made unless the Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

/s/ James A. McGrady
Awardee’s Signature
Date: 03-16-2010